TECHNOLOGY PURCHASE AGREEMENT

This TECHNOLOGY PURCHASE AGREEMENT ("Agreement") is entered into on June 12, 2020 ("Effective Date") by and between KWESST Inc., having an office at Unit 1, 155 Terence Matthews Crescent, Kanata, ONT, K2M 2A8 ("Purchaser"), and SAGEGUILD, LLC, having an office at 99 Brookesmill Lane, Stafford, VA 22554 the "Seller").  Seller and Purchaser shall be designated collectively as the "Parties".

The Parties hereby agree as follows.

1. Background

1.1. Seller is the legal and beneficial owner of the GhostStep® Technology (as defined in Section 2.8), which is protected under certain trade secrets, patent applications and other associated Intellectual Property (as defined in Section 2.10), and desires to sell the GhostStep® Technology to the Acquirer.

1.2. Seller wishes to sell its right, title and interest in the GhostStep® Technology and the associated Intellectual Property, including the patent applications set out in Schedule A to Purchaser.

1.3. Purchaser wishes to purchase the GhostStep® Technology and the associated Intellectual Property, as well as to obtain services in order to ensure the complete transfer of all data, technical specifications, research material, know-how and other tangible and intangible aspects relating to the GhostStep® Technology so as to allow Purchaser to commercially exploit the GhostStep® Technology.

1.4. The Parties have entered into a Binding Letter Agreement to enter into a Technology Acquisition Agreement on May 19, 2020.

2. Definitions

2.1. "Affiliates" has the meaning ascribed to such term in the Canada Business Corporations Act.

2.2. "Assignment Agreements" means the written agreements assigning rights, titles and interest in or to the GhostStep® Technology from Mr. Jeffrey M. Dunn, any other contributors to the GhostStep® Technology and/or prior owners thereof to Seller, substantially in the form attached as Schedule C.

2.3. "Claims" means any demand, action or cause of action, governmental or otherwise.

2.4. "Confidential Information" means any non-public information in any form and however transmitted, whether orally, visually, in writing, or by electronic communication, that would be reasonably perceived in good faith to be confidential or proprietary, including without limitation:

(a) technological disclosures, business operations, current or future hardware and software deployment and designs, data, algorithms, designs, technology, source code for any proprietary or custom-developed software; IT security measures or business continuity measures, trade secrets and confidential know-how, formulas, methods and processes, specifications, databases, pricing strategies, customer lists, proposals, contracts, technical and/or financial information;

(b) all information, documents or other material with respect to the GhostStep® Technology;

(c) all information, documents or other material with respect to Intellectual Property in the GhostStep® Technology;

(d) any information that is identified as "confidential";

(e) the provisions of this Agreement.

2.5. "Consulting Agreement" means the Consultation Agreement entered into by the Seller and the Purchaser on March 1, 2020, as amended on May 20, 2020.

2.6. "Documents" has the meaning ascribed to such term in Section 3.1.

2.7. "GhostStep® Documentation" has the meaning ascribed to such term in Section 3.1.

2.8. "GhostStep® Technology" means the technology designated as "GhostStep®" summarily described in Schedule A, all Intellectual Property in or relating such technology (including without limitation any trademark rights to the name "GhostStep®" and the Patents set out in Schedule A), all source code or other source material, drawings, prototypes, data, algorithms, marketing materials, and documentation used to test, develop, manufacture, source parts for, operate and otherwise use such technology, which is being acknowledged to include the combination of commercially available off-the-shelf third party components or technologies marketed by parties acting at arm's length of the Seller.

2.9. "Going Public Transaction" means a reverse takeover, statutory merger or amalgamation, arrangement, share exchange, qualifying transaction (under the rules of the Toronto Stock Exchange or TSX Venture Exchange) or similar transaction involving the Purchaser, and/or an affiliate thereof, together with a reporting issuer in Canada, which, in all cases, results in a class of shares of the issuer resulting from such transaction (the "Resulting Issuer") being listed on a recognized stock exchange in Canada and the holders of shares of the Purchaser receiving either i) securities listed on such exchange or b) securities convertible into or exchangeable for securities listed on such exchange for no additional consideration, in either case in exchange for their shares in the Purchaser.  For the purposes of this agreement, a Going Public Transaction means the previously announced qualifying transaction between the Purchaser and Foremost Ventures Inc., a capital pool company under the policies of the TSX Venture Exchange.

2.10. "Intellectual Property" means any domestic or foreign intellectual property rights of any nature including but not limited to:  (i) issued patents, patent applications and reissues, divisions, continuations, renewals, extensions and continuations in part of issued patents or patent applications; (ii) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, formulae, recipes, product specifications, confidential information, know how, methods, algorithms, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing; (iii) copyright, registered copyright and applications for copyright registration; (iv) registered industrial designs or applications for industrial designs, designs, design registrations, design registration applications and integrated circuit topographies;(v) mask works, mask work registrations and applications for mask work registrations; (vi) registered trademarks, trademark applications, service marks, service mark applications, unregistered trademarks, unregistered service marks, logos, slogans, domain names, social media identifiers, brand names, and the goodwill associated therewith; and (vii) rights in software and databases.

2.11. "List of Prosecution Counsel" means the names and addresses of prosecution counsel who prosecuted the Patents and who are currently handling the Patents.

2.12. "Loss" means any damage, loss, cost, liability, expense or requirements, governmental or otherwise, including the reasonable cost of legal representation in respect thereof and any interest or penalty arising in connection therewith.

2.13. "Order" means any order (including any judicial or administrative order and the terms of any administrative consent), judgement, injunction, decree, ruling or award of any arbitrator or Governmental Entity;

2.14. "Patents" means those patents and patent applications listed in Schedule A hereto as well as all inventions and discoveries disclosed therein, and all reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, and divisions of such patents and applications; provisional patent applications that are or will be continuations or continuations in part of such patents and applications; and foreign counterparts to any of the foregoing including without limitation utility models.

2.15. "Prime Rate" means the rate of interest expressed as a rate per annum that the Bank of Montreal establishes at its head office in Montreal as the reference rate of interest that it shall charge on that day for Canadian dollar demand loans to its customers in Canada and which it at present refers to as its prime rate.

2.16. "Securities Laws" means the Securities Act (Ontario), the U.S. Securities Act and any such other securities Laws applicable to the Purchaser, including all rules and regulations under such Laws, together with applicable published policy statements, instruments, notices and Orders of all applicable securities regulatory authorities; and

2.17. "U.S. Securities Act" means the United States Securities Act of 1993, as amended.

3. Delivery and Payment

3.1. Delivery.  Seller shall deliver on the date of execution of this Agreement (i) all source code or other source material, drawings, specifications, bills of materials, technical diagrams, part lists, assembly diagrams, supplier information, data, algorithms, marketing materials, and all other data and documentation forming part of the GhostStep® Technology in a fully exploitable format (the "GhostStep® Documentation"), (ii) the Assignment Agreements in the form set out in Schedule, (iii) the List of Prosecution Counsel, (iv) all files and original documents owned or controlled by Seller relating to the Patents including, without limitation, all prosecution files for pending patent applications included in the Patents, (v) any documents describing know-how or trade secrets that are useful for the practice of the Patents but that do not appear in the specifications of the Patents, (vi) any documents describing improvements to the subject matter of the Patents that do not appear in the specifications of the Patents, (hereinafter collectively designated the "Documents").  Such delivery shall be complete and sufficient to evidence Seller's clear chain of title to the GhostStep® Technology.

3.2. Purchase Price.  Further to receipt of the Documents, Purchaser shall pay to Seller the Purchase Price (as defined below) set out in section 3.3 below.  Upon receipt of the Purchase Price, Seller shall deliver to Purchaser an executed original of the Assignment of Patent Rights in Schedule B hereto.  For greater certainty, payments described below in sections 3.4 and 3.5 below shall not be considered as part of the Purchase Price.

3.3. Payment of the Purchase Price.  Subject to compliance with the terms of this Agreement, the Purchase Price shall be payable as follows:

(a) Payment on the Effective Date.  USD $100,000 in cash and 140,000 common shares of KWESST on the Effective Date; and

(b) Going Public Transaction.  In connection with the Going Public Transaction, the Purchaser shall:

(1) Upon the completion of Going Public Transaction, make the payment to the Seller of either USD $100,000 in cash or 557,000 common shares of the Resulting Issuer, the whole at the sole discretion of the Purchaser; or

(2) In accordance with section 7.2 hereof, if Foremost Ventures Inc. announces that the Going Public Transaction shall not be completed, the Purchaser shall have the option to terminate this agreement or, within 30 days of such announcement, to issue 557,000 common shares of KWESST at a deemed price of CAD$0.50 per share.

3.4. Yearly Payments.  In addition to the Purchase Price, the Purchaser shall pay to the Seller the sum of CAD $125,000 on each of December 31st, 2020, 2021 and 2022 (the "Yearly Payments").  In the event that the Consulting Agreement is terminated by the Purchaser, then on the date of such termination of any unpaid Yearly Payment shall automatically be cancelled.

3.5. Warrants.  On the Effective Date, the Purchaser shall issue to the Seller 750,000 share purchase warrants of KWESST (the "Warrants") with each Warrant being exercisable at a price of $0.50 per common share of KWESST.  The Warrants shall vest as to 250,000 Warrants on each of December 31, 2020, 2021, 2022.  If the Consulting Agreement is terminated by the Purchaser, then on the date of such termination of any unvested Warrants shall automatically be cancelled.

3.6. Royalties and Royalty Rate.  In addition to the Purchase Price and subject to compliance with the terms of this Agreement, Purchaser shall pay Seller royalties at a rate of twenty percent (20%), on (i) amounts received in consideration of the grant of licenses of the GhostStep® Technology to third parties, net of taxes (including for clarity amounts withheld pursuant to applicable tax laws); and (ii) sales by Purchaser of products incorporating the GhostStep® Technology, net of taxes (including, for clarity purposes, amounts withheld pursuant to applicable tax laws), duties, customs brokerage fees, shipping and handling costs, customer credits, discounts and returns, until Purchaser has paid the Seller a total of USD $3 million in royalties.  Once Purchaser has paid Seller a total of USD $3 million in royalties, the royalty rate shall decrease to five percent (5%), on (i) further amounts received in consideration of the grant of licenses of Intellectual Property in the GhostStep® Technology to third parties, net of taxes (including for clarity amounts withheld pursuant to applicable tax laws); and (ii) sales by Purchaser of products incorporating the GhostStep® Technology, net of taxes, duties (including for clarity amounts withheld pursuant to applicable tax laws), customs brokerage fees, shipping and handling costs, customer credits, discounts and returns.  The obligation to pay royalties shall terminate automatically once Purchaser has paid Seller a total of USD $20 million in (the "Maximum Royalty Payment").

3.7. Payment of Royalties.  The royalties set out in section 3.6, shall be paid on a quarterly basis no later forty-five (45) days after the end of each financial quarter of Purchaser in U.S. currency and shall be accompanied by a report detailing the amounts that are the subject of royalty payments in their original currency, any currency conversions, any amounts deducted on account of customer credits, discounts and returns.  No further reporting shall be made once the Maximum Royalty Payment has been made to Seller.  To the extent that certain amounts subject to payment of royalties are received by Purchaser in currencies other than U.S. currency, for purposes of royalty payment calculations they shall be converted into U.S. currency using the rate of exchange in effect on the last day of the month in which such sale was transacted, as reported in The Wall Street Journal.

3.8. Indemnification for Taxes.  Seller shall indemnify and hold Purchaser harmless from and against any taxes and any penalty or interest in respect thereof which may be payable by or assessed against Purchaser as a result of or in connection with Purchaser's failure to withhold, pursuant to applicable tax laws, any taxes payable by Seller with respect to the royalties set out in section 3.6.

3.9. Books and Records.  At all times while this Agreement is in effect and Royalties are payable to Seller, and thereafter for the later of (a) four (4) years after the expiration or termination of this Agreement; and (b) the resolution of any dispute arising out of or otherwise related to the transactions contemplated hereby, Purchaser shall keep and maintain accurate books and records to account for all operations and activities associated to the GhostStep® Technology within the scope of this Agreement, in accordance with GAAP.

3.10. Audit.  At all times during the term of the Agreement during which Royalties are payable to Seller, Seller shall have the right, from time to time, upon not less than ten business days' advance notice and during regular business hours, to examine and/or audit, and make copies and extracts from all reports, books of account, records, and all other documents, materials and inventories in the possession of or under the control of Purchaser with respect to the subject matter and terms of this Agreement, including, without limitation, manufacturing, inventory and sales records relating to products incorporating the GhostStep® Technology sold.  Any audit hereunder shall be made by Seller at its own expense, except to the extent the audit reveals underpayment to the Seller of more than five percent (5%) for the time period being audited.

3.11. Canadian Hold Period.  The Seller hereby acknowledges that upon the issuance of any shares or Warrants in accordance with section 3.3 hereof, such securities shall be subject to a mandatory hold period under applicable Securities Laws and may be further subject to an additional hold period and/or escrow requirements, as applicable, pursuant to rules of the stock exchange on which the securities may be listed following the completion of the Going Public Transaction.  The Seller further acknowledges that the certificate representing such securities will bear an appropriate legend, as may be prescribed under Securities Laws, pursuant to rules of the stock exchange on which the securities may be listed following the completion of the Going Public Transaction.

3.12. United States Securities Laws Restrictions on Transfer.  The Seller hereby acknowledges that upon issuance of any shares, Warrants or shares issuable upon exercise of any Warrants in accordance with section 3.3 hereof, by the Purchaser or the Resulting Issuer to the Seller, such securities will be "restricted securities" under the U.S. Securities Act and applicable state securities laws and the certificates representing such securities shall bear the following legend in substantially the following form:

"THE SECURITIES REPRESENTED HEREBY [The following shall be included for the Warrants:  AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF] HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.  THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) IN COMPLIANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY (1) RULE 144 THEREUNDER, IF AVAILABLE, OR (2) RULE 144A THEREUNDER, IF AVAILABLE, AND, IN BOTH CASES, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR (E) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, AND, IN THE CASE OF (C)(1) AND (D) ABOVE, AFTER THE SELLER FURNISHES TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING EN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION TO SUCH EFFECT.  DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA."

4. Transfer Of Technology

4.1. Intellectual Property Assignment.  Seller hereby assigns and transfers to Purchaser all rights, titles and interests, including all Intellectual Property, in or to the GhostStep® Technology, including without limitation, all rights of Seller under the Assignment Agreements, the Patents and all inventions and discoveries described therein and any term extensions or renewals and additional rights to with respect to Intellectual Property in the GhostStep® Technology granted by law in the future pursuant to applicable laws and international conventions.

4.2. Assignment of Causes of Action.  Seller hereby sells, assigns, transfers and conveys to Purchaser all right, title and interest it has in and to all causes of action and enforcement rights, whether currently pending, filed, or otherwise, in connection with the GhostSteps® Technology, including without limitation all rights to pursue damages, injunctive relief and other remedies for past, current and future infringement, violation or misappropriation of the GhostStep® Technology.

4.3. Transfer.  Starting on the Effective Date of this Agreement Seller shall, at no cost to Purchaser, make its employees, including Mr. Jeffrey M. Dunn, available through remote or face-to-face meetings at Purchaser's site (when reasonably requested and to the extent possible) with Purchaser's employees and consultants, for the purpose of (i) all information and know how relating to use and exploitation of the GhostStep® Technology (ii) assisting Purchaser's employees and consultants to fully understand the GhostStep® Documentation; and (iii) training and counselling Purchaser and its employees and consultants so that Purchaser will be in a position within twelve (12) months of the Effective Date to commercially use and exploit the GhostStep® Technology in its own facility (or that of its designated subcontractors) with its own employees without the assistance of Seller (the "Transfer Services").  If deemed necessary by the Purchas er, the Seller shall make its consultants available to the Purchaser to give effect to this Section 4.3, and the Purchaser agrees to pay for such consultants services, as long as those payments have been approved in writing by the Purchaser prior to being incurred.

4.4. Knowledge Transfer Committee.  Purchaser may, from time to time, organize knowledge transfer meetings for the purpose of monitoring the completion of the Transfer Services.  Seller shall make Mr. Jeffrey M. Dunn and other of its key employees available for such meetings.  Among other subjects, Seller shall use these meetings to (a) direct the form and content of the technical information to be produced in order to properly document the Intellectual Property that is not documented, and (b) agree on the timeline and methodology of the Transfer Services to be performed by Seller with their key personnel.

5. Additional Obligations

5.1. Further Cooperation - Seller.  Seller shall cooperate with Purchaser and shall promptly sign (and have signed by the relevant persons, including without limitation by Mr. Jeffrey M. Dunn) all instruments and agreements necessary to further confirm the assignment set out in this section 4.1 or to allow Purchaser to register, protect, defend or enforce Intellectual Property in the GhostStep® Technology and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.  The decision to file for patent, copyright or industrial design protection or to maintain such development as a trade secret shall be in the sole discretion of Purchaser.

6. Term of Agreement

6.1. This Agreement shall become effective as of the Effective Date and shall continue in full force and effect until the earliest of (i) twenty years from the Effective Date or (ii) the date of the expiration of the last of the Patents or any of the patents related to improvements of the GhostStep® Technology to which Seller or Mr. Jeffrey M. Dunn materially contributes, unless the Agreement is terminated earlier pursuant to the terms of section 7 below.

7. Termination

7.1. Termination for cause.  Upon written notice as specified in this Agreement, Purchaser may terminate this Agreement for cause in the event of any material breach of an obligation therein that remains uncured for thirty (30) days, or for any breach of a material representation and warranty by the Seller.  Seller may terminate this Agreement for cause in the event of non-payment of Royalties more than thirty (30) days after the due date thereof.

7.2. Termination for convenience by Purchaser.  Purchaser may terminate this Agreement for convenience, including but not limited to circumstances where market conditions for sales of GhostStep become unfavorable and if Foremost issues a news release indicating that the Going Public Transaction shall not be completed.  Purchaser shall provide Seller with at least sixty days' prior written notice Seller, which notice shall (i) identify all exclusive and non-exclusive licenses granted by Purchaser that cannot be terminated on thirty (30) days' prior written notice and provide, to the full extent possible, copies of such licenses; and (ii) provide a list of all applied for, issued or registered Intellectual Property in the GhostStep® Technology.

7.3. Effect of Termination.  Upon the termination of the Agreement:

(a) Purchaser is fully and irrevocably, released and discharged by Seller from any payment obligations including the outstanding or future Purchase Price and royalties to Seller with respect to the GhostStep® Technology and any improvements thereto.

(b) Any unvested warrants as of the date of the termination of the Agreement shall be immediately cancelled.

(c) Any unpaid Yearly Payment as of the date of the termination of the Agreement shall be immediately cancelled.

(d) Upon the termination of the Agreement in accordance with Section 7.2, Purchaser shall return all Confidential Information and material pertaining to Intellectual Property in the GhostStep® Technology in its possession (or in its custody or control) to Seller, or destroy such information or material pertaining to such intellectual property as instructed by Seller.  Seller may require Purchaser to confirm, in a sworn statement, that the Confidential Information and material pertaining to Intellectual Property in the GhostStep® Technology were either returned or destroyed.

(e) Within thirty days from the receipt of the termination notice under Section 7.1 and 7.2, Seller may exercise either or both of the following options by giving written notice to Purchaser:  (i) Seller may request Purchaser to assign all its right. title and interest in and to the GhostStep® Technology, including Intellectual Property therein except any trademarks, trademark applications or registrations and associated goodwill forming part of the GhostStep® Technology ("Trademarks"), and deliver the GhostStep® Documentation back to Seller, in consideration of one dollar, and, to the extent desired by Seller, (ii) to assign all its right, title and interest in and to the Trademarks in consideration of payment of an amount equivalent to all expenses incurred by Purchaser to verify the availability of the Trademarks and to secure protection for such Trademarks, which expenses shall be provided within ten (10) business days of a request being made by Seller to Purchaser after the date of exercise of the right to terminate provided by Section 7.  The consideration shall be payable by Seller at the closing of the transaction, which closing shall occur at the latest on the termination date.  Any assignment by Purchaser to Seller under this Section 7.3(e) shall be on an "as is, where is" basis without any representation, warranty or condition, whether implied, express or provided by law, including without limitation any representation or warranty of merchantability or of non-infringement of third party intellectual property.  The Parties will cooperate promptly to document such assignments for purpose of recordal with the various intellectual property offices, which recordal shall be made at Seller's sole expense.  Purchaser shall be responsible up to the termination date for the fees payable for the filing, prosecution and maintenance of any Intellectual Property in the GhostStep® Technology.  To the extent Seller exercises its option, Seller shall bear, as of the termination date, all expenses related to and be entirely responsible for the filing, prosecution and maintenance of any Intellectual Property in the GhostStep® Technology (other than the Trademarks unless Seller has given the consideration to obtain the assignment thereof).

(f) Seller shall accept the assignment pursuant to Section 7.3 (e) on "as is, as available" basis without any representations, warranties or conditions, including those that may be provided by law, of all licenses entered into by Purchaser with respect to the Intellectual Property in the GhostStep® Technology and become bound by their terms and conditions.

(g) Upon termination by Purchaser pursuant to 7.1, Purchaser shall have the right to claim from Seller actual costs and damages incurred by the Purchaser arising from the material breach, without limitation as to any other remedies Purchaser may have at law.

(h) If a dispute arises out of, or in connection with this Agreement, the parties agree to resolve the dispute through negotiation, mediation or other methods of dispute resolution.

(i) The obligations set forth in Sections 5.1, 11.1 and 11.2 and Sections 8, 9 and 10 shall remain in full force and effect despite the termination of this Agreement, regardless of the reason therefor.

8. Representations And Warranties

Seller hereby represents and warrants to Purchaser as follows in respect of the GhostStep® Technology and the Intellectual Property therein:

8.1. Authority.  Seller has the right and authority to enter into this Agreement and to carry out its obligations hereunder.

8.2. Title.  Seller has good and marketable exclusive title to the Intellectual Property in the GhostStep® Technology.  The Intellectual Property and all material forming part of the Ghost Step® Technology is free and clear of all liens, mortgages, security interests or other encumbrances, and restrictions on transfer.  There are no actions, suits, investigations, claims or proceedings threatened, pending or in progress relating in any way to the Intellectual Property in the GhostStep® Technology nor to any material forming part of the GhostStep® Technology.  There are no existing and unexpired contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire or license any of the Intellectual Property in the GhostStep® Technology nor to any material forming part of the GhostStep® Technology.

8.3. Completeness of the GhostStep® Technology.  Neither the Seller, nor the directors, officers of the Seller, its Affiliates nor, to the knowledge of the Seller, any persons who contributed to the development of the GhostStep® Technology shall upon execution of this Agreement retain any Intellectual Property that would be necessary in order to commercially exploit the GhostStep® Technology.

8.4. Existing Rights Granted to Others.  No rights, covenants not to sue, licenses of, or any consent to use any Intellectual Property in the GhostStep® Technology have been granted to third parties, including for clarity to any Affiliates of the Seller nor to any persons involved in the development of the GhostStep® Technology, nor for purposes of open innovation, open source, copylefted or free software projects.

8.5. Infringement.  To the knowledge of Seller neither the GhostStep® Technology nor the use and exploitation thereof in any territory violates, infringes, or misappropriates any third party Intellectual Property or would violate, infringe, or misappropriate any third party Intellectual Property.  Neither the Seller, nor, to the knowledge of the Seller, Mr. Jeffrey M. Dunn, have received any communication from a third party advising that the GhostStep') Technology infringes, violates or misappropriates its Intellectual Property or that of another person nor inviting the Seller or Mr. Jeffrey M. Dunn to obtain a license of or purchase Intellectual Property of a third party in connection with the use, development or exploitation of the GhostStep® Technology.

8.6. Third Party Intellectual Property.  To the knowledge of the Seller, the commercialization of products incorporating the GhostStep® Technology as contemplated at closing does not require any third party Intellectual Property or components, other than commercially available off-the-shelf third party components or technologies.  To the knowledge of the Seller, no software, software libraries, technologies, data or material that is the subject of an open innovation project, subject to open source terms, copyrighted or disseminated free of charge has been incorporated into the GhostStep® Technology or is necessary for the use and commercial exploitation of the GhostStep® Technology.

8.7. Patent Fees.  All fees falling due in connection with the Patents as of the date of this Agreement have been paid in a timely manner by the Seller, and Seller shall not be entitled to any such fees not disclosed to Purchaser and approved in writing by Purchaser, as of the date hereof

8.8. Disclosures.  No disclosures, sales or offers for sale of the GhostStep® Technology have been made by Seller or its Affiliates, their agents, and, to the knowledge of the Seller, by any persons involved in the development of such technology or who have otherwise had access to such technology, that would invalidate in whole or in part the claims of the patent applications set out in Schedule A (assuming a patent issues with identical claims) and any corresponding Patents to issue in countries other than the United States (assuming a set of identical claims).

8.9. Protection of confidential information.  Seller has taken all reasonable steps to preserve the confidentiality of any trade secrets and other confidential information pertaining to the GhostStep® Technology.  All persons that have had access to the GhostStep® Documentation have been at all times legally legal bound by an obligation not to use other than for the purposes of the Seller's business and an obligation not to disclose such information to others.  Seller is not aware of any disclosure, misappropriation, intrusion or data breach that could reasonably compromise the trade secret protection pertaining to the GhostStep® Technology.

8.10. Government.  No government entity, including without limitation the United States Army, has any right in or relating to the GhostStep® Technology and any Intellectual Property in the GhostStep® Technology, including without limitation, any proprietary interest, any license or right to use, any option to obtain a license, any right to use or obtain an assignment of such technology, any right to restrict the sale or licensing of such technology, any right to obtain any part of the proceeds of the sale, licensing or use of such technology, any right to claim the reimbursement of any amounts associated with the development of such technology.

8.11. Restrictions on Rights.  Purchaser will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the GhostStep® Technology as a result of the transaction contemplated in this Agreement.

8.12. Enforcement.  Seller has not put any third party on notice of actual or potential infringement, misappropriation or violation of any Intellectual Property in the GhostStep® Technology.

8.13. Conduct.  None of Seller or its representatives has engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Intellectual Property in the GhostStep® Technology (including without limitation the Patents) or hinder their enforcement, including but not limited to misrepresenting Seller's patent rights to a standard-setting organization or failing to file a requisite information disclosure statement in a timely manner regarding in connection with a patent application or patent where legally required.

8.14. Patent Office Proceedings.  None of the Patents have been or are currently involved in any pre-issuance submissions by a third party, reexamination, reissue, opposition, interference proceeding, post-grant review proceeding, inter-parties review proceedings, or any similar proceeding and that no such proceedings are pending or threatened.

8.15. Related Assets.  There are no other patents issued and/or applications pending for or on behalf of Seller nor, to the knowledge of the Seller, on behalf of Mr. Jeffrey M. Dunn or any other person involved in the development of the GhostStep® Technology, which include (or will include) claims such that practice of any of the claims of the Patents conveyed in this Agreement would reasonably require a license under any claim of such other patents.

8.16. Validity and Enforceability.  No Intellectual Property forming part of the GhostStep® Technology has ever been found invalid or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and neither Seller nor, to the knowledge of the Seller, Mr. Jeffrey M. Dunn have received any notice or information of any kind from any source suggesting that the Patents may be invalid or unenforceable.  The Seller is not aware of any prior art references that may adversely affect the scope of the claims of the Patents as they currently stand, other than the prior art references that were of record with the U.S. Patent Office prior to the execution of this Agreement and have been communicated to Purchaser prior to such date.

8.17. Development Process.  All contractors, consultants, employees and other persons who contributed to the development, creation or conception of the GhostStep® Technology have entered into intellectual property assignment contracts with and in favour of the Seller whereby each such person has assigned or confirmed the Seller's ownership of all right, title and interest (except moral rights) that such person may possess in and to such any Intellectual Property developed, created or conceived by such person in connection with the GhostStep® Technology in favor of Seller, to the full extent permitted by applicable laws.  Each such contractor, consultant, employee or other person has irrevocably waived in writing its moral rights, where applicable, to any developments created by it on behalf of the Seller in connection with the GhostStep® Technology; wherein said person was an employee, consultant or contractor, where appropriate, the consultant or contractor also obtained the necessary waiver(s) of moral rights from any and all of its own employees, consultants, and contractors involved in the creation of any such Intellectual Property, to the full extent permitted by applicable laws.

8.18. State of GhostStep® Technology.  The GhostStep® Technology has been successfully field tested and no material defects or failures to provide the functionalities described in Schedule A to this Agreement have been observed.  At least one fully operational prototype of a product incorporating the GhostStep® Technology has been produced.  Seller is in possession of a complete copy of all source code of software forming part of the GhostStep® Technology.

8.19. U.S. Securities Laws Matters.  The Seller understands and acknowledges that the Purchaser and any Resulting Issuer is not obligated to file and has no present intention of filing with any United States Securities and Exchange Commission or any state securities regulatory authority or commission any registration statement with respect to the securities to be issued by the Purchaser and any Resulting Issuer as consideration for the Purchase Price.  The Seller understands and acknowledges that the issuances contemplated hereunder are being made in reliance upon exemptions from the registration requirements available under applicable United States federal and state securities laws and that such securities have not been and will not be registered under such laws.  The Seller alone, or with the assistance of financial advisors, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in such securities and it is able to bear the economic risk, and withstand a complete loss, of its entire investment.  The Seller is acquiring such securities for its own account, solely for investment purposes and not with a view to any resale, distribution or other disposition of such securities in violation of applicable United States federal or state securities laws.  The Seller has had access to such information regarding the Purchaser, the Resulting Issuer and the Going Public Transaction as it has considered necessary in connection with its investment decision to acquire such securities.  The Seller understands and acknowledges that upon the original issuance of such securities and until such time as the same is no longer required under applicable requirements of applicable United States federal and state securities laws, certificates representing such securities, and all certificates issued in exchange therefor or in substitution thereof, shall bear a legend restricting transfer of such securities in accordance with United States federal and state securities laws.  The Seller understand that there will be restrictions on exercise of the Warrants, and that any such exercise must be exempt from United States federal and state securities laws.  The Seller consents to the Purchaser and the Resulting Issuer making a notation on its records or giving instructions to any transfer agent of such securities in order to implement the restrictions on transfer set forth and described herein.  NTD:  Jeff to review with his attorney

9. Indemnification

9.1. Indemnification for Breaches of Representations and Warranties.  Seller hereby agrees to indemnify and save harmless the Purchaser, effective as and from the Effective Date, from and against any Losses which it may suffer or incur as a result of, in respect of, or arising out of any non-fulfilment of any covenant or agreement on the part of Seller under this Agreement or any misrepresentation in or breach of any representation or warranty of the Seller contained herein.

9.2. Any amount which Seller is liable to pay to Acquirer pursuant to this Section 9.1 shall bear interest at a rate per annum equal to the Prime Rate, calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate, from the date Purchaser disbursed funds, suffered such Losses, to the date of payment by Seller to Purchaser.  Purchaser and Seller each consent that the choice of attorneys pursuant to any Claims will be made exclusively by Purchaser.

9.3. Third Party Claims.  If a Claim is made against Purchaser by a third party for which Purchaser may be entitled to indemnification under Section 9.1, Purchaser shall give notice (the "Indemnity Notice") to Seller specifying the particulars of such Claim forthwith and in any event within thirty (30) days after it receives notification of the Claim.  Failure to give such notice within such time period shall not prejudice the rights of Purchaser except to the extent that the failure to give such notice materially adversely affects the ability of Seller to defend the Claim or to cure the breach or incorrectness of the representation, warranty, covenant or agreement giving rise to the Claim or that Seller suffers damages as a result thereof.  Seller shall have the right to participate in any negotiations or proceedings with respect to such Claim at its own expense.  Purchaser shall not settle or compromise any such Claim without the prior written consent of Seller, which shall not be unreasonably refused.  Purchaser shall cooperate in all reasonable respects in the defense of such Claim but at the expense of Seller.  If Seller fails, after the giving of such notice, diligently and reasonably to defend such Claim throughout the period that such Claim exists, its right to defend the Claim shall terminate and Purchaser may assume the defense of such Claim at the sole expense of Seller.  In such event, Purchaser may compromise or settle such Claim, without the consent of Seller.  If Purchaser becomes aware of a possible infringement by a third party on the GhostStep® Technology, the Intellectual Property, the name GhostStep® and the Patents set out in Schedule A, it shall give notice to Seller of such possible infringement.  In such a case, Purchaser may, at its sole discretion, decide to defend the Patents, but shall not be under any obligation to do so.  If Purchaser decides not to defend the Patent, Seller shall have the right to do so, at its own expense.

10. Confidentiality

10.1. Ownership.  Seller acknowledges that as of the Effective Date Purchaser becomes the exclusive owner of all Confidential Information related to the GhostStep® Technology.

10.2. Confidentiality of Terms.  Seller and Mr. Jeffrey M. Dunn shall maintain Confidential Information with respect to the GhostStep® Technology and the GhostStep® Documentation with the same care against disclosure that it treats its own proprietary confidential information whether or not ownership is transferred under this agreement.

10.3. Terms of this Agreement.  Seller shall keep the Confidential Information related to the GhostStep® Technology, the GhostStep® Documentation and the terms and existence of this Agreement confidential and shall not now or hereafter divulge any of this information to any third party except:  (a) with the prior written consent of Purchaser, such consent shall not be unreasonably withheld; (b) as otherwise may be required by law or legal process; (c) during the course of litigation, so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties; or (d) in confidence to its legal counsel, accountants, banks and financing sources and their advisors solely in connection with proceeding with financial transactions; provided that, in (b) through (d) above, (i) Seller shall use all legitimate and legal means available to minimize the disclosure to third parties, including without limitation seeking a confidential treatment request or protective order whenever appropriate or available; and (ii) Seller shall provide the other Party with at least ten (10) days prior written notice of such disclosure.

11. Miscellaneous

11.1. Governing Law.  Any claim arising under or relating to this Agreement shall be governed by the internal substantive laws applicable in the Province of Ontario without regard to principles of conflict of laws.

11.2. Jurisdiction.  Each party hereby agrees to exclusive jurisdiction and venue in the courts of the judicial district of Ottawa for all disputes and litigation arising under or relating to this Agreement.

11.3. Entire Agreement.  The terms and conditions of this Agreement, including its schedules, constitutes the entire agreement between the parties with respect to the subject matter hereof, and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement.  No amendments or modifications shall be effective unless in writing signed by authorized representatives of both parties.  These terms and conditions will prevail notwithstanding any different, conflicting or additional terms and conditions which may appear on any purchase order, acknowledgment or other writing not expressly incorporated into this Agreement.  The following schedules are attached hereto and incorporated herein:  Schedule A (entitled "GhostStep® Technology and associated patent applications"), Schedule B (entitled "Assignment of Patent Rights") and Schedule C (entitled "Form of Assignment Document").

11.4. Notices:  All notices required or permitted to be given hereunder shall be in writing, shall make reference to this Agreement, and shall be delivered by hand, or dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

If to Seller	If to Purchaser

SAGEGUILD, LLC	KWESST Inc.

99 Brookesmill Lane,	Unit #1, 255 Terence Matthews Crescent,

Stafford, VA 22554	Kanata, ONT, K2M 2A8

Attn:	Attn:

Such notices shall be deemed served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery.  Either Party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party at such changed address.

11.5. Relationship of Parties.  The parties hereto are independent contractors.  Neither party has any express or implied right or authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party.  Nothing in this Agreement shall be construed to create a partnership, joint venture, employment or agency relationship between Seller and Purchaser.

11.6. Equitable Relief.  The Parties agrees that damages alone would be insufficient to compensate for a breach of this Agreement, acknowledges that irreparable harm would result from a breach of this Agreement, and consents to the entering of an order for injunctive relief to prevent a breach or further breach, and the entering of an order for specific performance to compel performance of any obligations under this Agreement.

11.7. Severability.  The terms and conditions stated herein are declared to be severable.  If any paragraph, provision, or clause in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the parties shall use good faith to negotiate a substitute, valid and enforceable provision which most nearly effects the parties' intent in entering into this Agreement.

11.8. Waiver.  Failure by either party to enforce any term of this Agreement shall not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the parties.

11.9. Assignment.  The terms and conditions of this Agreement shall inure to the benefit and be binding upon the Parties, their successors, assigns and other legal representatives.

In witness whereof, the parties have executed this Technology Purchase Agreement as of the Effective Date:

SAGEGUILD, LLC	KWESST Inc.

"Jeffrey M. Dunn"	"Jeff McLeod"
Jeffrey M. Dunn, President	Jeff McLeod, President & CEO

12 Jun 2020	June 12, 2020
Date	Date

Schedule A

SCHEDULE A

GHOSTSTEP® TECHNOLOGY AND ASSOCIATED PATENT APPLICATIONS

Description of technology:

GhostStep® is a compact, lightweight, selectively expendable electromagnetic transmitter that is able to mimic the EM footprint of small tactical units thereby presenting a sophisticated enemy with a more complex problem.  GhostStep® V1 simultaneously emulates multiple waveforms organic to various ground units.  GhostStep® utilizes high TRL, off the shelf System on Chip technology in a patented configuration.  The decoy is programmable, contains a number of different unit profiles (in order to give the Commander options in the deception plan).  GhostStep® can incorporate Machine Learning in order to emulate actual unit behavior patterns and has been designed with modular external amplifier configurations for flexibility regarding minimum detectable signal, signal to noise ratio, and minimum unattended run-time calculations more accurately.

The technology includes any improvements or enhancements of the foregoing.

Patent applications:

Patent or Application No.	Country	Filing Date	Title and Inventor(s)
US16/116,914	US	30-Aug-2018 (Estimate)	Programmable Multi Waveform RF Generator for Use as Battlefield Decoy (Application not disclosed to the public)
US16/686,095	US	15-Nov-2019 (Estimate)	Programmable Multi-Waveform RF Generator for Use as Battlefield Decoy (Application not disclosed to the public)
US62/657,706	US	04/13/2018	Programmable Multi Waveform RF Generator for Use as Battlefield Decoy (Application not disclosed to the public)

U.S. patent applications serial 16/116,914 and 16/686,095 for a Programmable Multi-Waveform RF Generator for Use as Battlefield Decoy, claiming the benefit of application serial 62/657,706 filed on 04/13/2018, as well as any other patent applications claiming priority from the foregoing patent applications.

Description of GhostStep® as a Product

1) Description of GhostStep® as a Product

GhostStep® is a compact, lightweight, selectively expendable Electromagnetic transmitter that is able to mimic the EM footprint of small tactical units thereby presenting a sophisticated enemy with a more complex problem.  GhostStep® V 1 simultaneously emulates multiple waveforms organic to various ground units.  GhostStep® utilizes high TRL, off the shelf System on Chip technology in a patented configuration.  The decoy is programable, contains a number of different unit profiles (in order to give the Commander options in the deception plan).  GS can incorporate Machine Learning in order to emulate actual unit behavior patterns and has been designed with modular external amplifier configurations for flexibility regarding minimum detectable signal, signal to noise ratio, and minimum unattended run-time calculations more accurately.

The GhostStep® design currently supports frequencies from the low kilowatt ranges all the way to 300GHz and beyond.  The decoy is capable of emitting multiple signals simultaneously (4-8 channels depending on configuration).

2) How We Take it to Market

GhostStep® was funded in early development by the U.S. Army Research Laboratory but as it was a rapid project with an already patented configuration, the IP remained privately owned.  Subsequently the VI Prototype has made tremendously successful showings in live force-on-force exercises and has generated enthusiasm in U.S. DoD markets.  Currently there are several V2 projects under consideration by U.S. DoD. Internationally, KWESST is utilizing its IP to generate a separate yet effective instantiation for the international market.

3) What its Used For

GhostStep® presents an electromagnetic ghost image of a Command Post or Unit to enemy forces attempting to locate our forces with EM detectors.  Two decades of counterinsurgency have atrophied U.S. capabilities to survive near peer adversaries.  Electromagnetic decoys are not just clever tools for audacious, overly imaginative commanders - they will be essential to the survival of U.S. forces if ever confronted by a near-peer threat.  Because the electromagnetic spectrum is easily visible utilizing readily available COTS technology, it will prove catastrophic to present our adversaries with nothing but valid EM signatures.  GhostStep® is an inexpensive, electromagnetic decoy that is simple to operate, contains advanced "system on chip" technology, is man-portable, and entirely programable.  It can simulate numerous signals simultaneously, generates 16Ghz instantaneous non-contiguous bandwidth, serve as a bent-pipe relay for one or more waveforms, and can be prepositioned for remote activation.  For survival on a near-peer battlefield, it is essential to draw enemy attention away from the main effort or dilute the enemy's resources (drones with cameras, jammers, rockets, and missiles).  We must delay and deceive.

Schedule B

SCHEDULE B

ASSIGNMENT OF PATENT RIGHTS

For good and valuable consideration, the receipt of which is hereby acknowledged, SAGEGUILD, LLC, having an office at 99 Brookesmill Lane, Stafford, VA 22554, ("Assignor"), does hereby sell, assign, transfer and convey unto KWESST Inc., having an office at Unit 1, 255 Terence Matthews Crescent, Kanata, ONT, K2M 2A8 ("Assignee") or its designees, all of Assignor's right, title and interest in and to the patent applications and patents listed below, any patents, registrations, or certificates of invention issuing on any patent applications listed below, the inventions disclosed in any of the foregoing, any and all counterpart United States, international and foreign patents, applications and certificates of invention based upon or covering any portion of the foregoing, and all reissues, re-examinations, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part of any of the foregoing (collectively "Patent Rights"):

Patent or Application No.	Country	Filing Date	Title and Inventor(s)
US16/116,914	US	30-Aug-2018 (Estimate)	Programmable Multi Waveform RF Generator for Use as Battlefield Decoy (Application not disclosed to the public)
US16/686,095	US	15-Nov-2019 (Estimate)	Programmable Multi-Waveform RF Generator for Use as Battlefield Decoy (Application not disclosed to the public)
US62/657,706	US	04/13/2018	Programmable Multi Waveform RF Generator for Use as Battlefield Decoy (Application not disclosed to the public)

Assignor further agrees to and hereby does sell, assign, transfer and convey unto Assignee all rights:  (i) in and to causes of action and enforcement rights for the Patent Rights including all rights to pursue damages, injunctive relief and other remedies for past and future infringement of the Patent Rights, and (ii) to apply in any or all countries of the world for patents, certificates of invention or other governmental grants for the Patent Rights, including without limitation under the Paris Convention for the Protection of Industrial Property, the International Patent Cooperation Treaty, or any other convention, treaty, agreement or understanding.  Assignor also hereby authorizes the respective patent office or governmental agency in each jurisdiction to issue any and all patents or certificates of invention which may be granted upon any of the Patent Rights in the name of Assignee, as the assignee to the entire interest therein.

The terms and conditions of this Assignment shall inure to the benefit of Assignee, its successors, assigns and other legal representatives, and shall be binding upon Assignor, its successor, assigns and other legal representatives.

IN WITNESS WHEREOF this Assignment of Patent Rights is executed at     11:34      on    12 Jun 2020          .

SAGEGUILD, LLC

By:	"Jeffrey M. Dunn"

Name:	Jeffrey M. Dunn

Title	Former CEO/President

KWESST Inc.

By:	"Jeff McLeod"

Name:	Jeff McLeod

Title:	President & CEO

SCHEDULE C

FORM OF CONFIRMATORY ASSIGNMENT DOCUMENT

In consideration of the engagement by the undersigned (the "Contributor") as an employee, consultant or subcontractor of SAGEGUILD, LLC. (the "Corporation"), the undersigned confirms the existence of the following agreements and covenants as follows:

1. For purposes of this contract, the expression "GhostStep® Technology" means the technology designated as "GhostStep®" summarily described in Schedule 1, all source code or other source material, drawings, prototypes, data, algorithms, marketing materials, and documentation used to test, develop, manufacture, source parts for, operate and otherwise use such technology..

2. Engagement as an employee, consultant or subcontractor in connection with the GhostStep® Technology ("Engagement") may result or has resulted in the development of confidential information for the benefit of the Corporation or will give or has given the Contributor access to proprietary and confidential information belonging to the Corporation, its customers, its suppliers and others (the proprietary and confidential information is collectively referred to in this Agreement as "Confidential Information").  Confidential Information includes but is not limited to technological information, technical data, schematics, source code. prototypes, processes, drawings, know-how, methods, algorithms, designs, software, workflows, customer lists, marketing plans and strategies, and/or financial information.  All Confidential Information remains the confidential and proprietary information of the Corporation.  Confidential Information does not include information that (i) is or becomes public other than through a breach of this Agreement or (ii) is known to the Contributor prior to disclosure by the Corporation as demonstrated by written records.

DISCLOSURE AND OWNERSHIP OF INTELLECTUAL PROPERTY

3. All inventions (whether patentable or not), improvements, technologies, trade secrets, databases, computer programs (including source code), know-how, works of authorship, designs, utility models, formulae, copyrightable works, semi-conductor chip or mask works, social media identifiers, and any other subject-matter that may be protected by an intellectual property right and all applications and registrations of the foregoing in all countries and territories worldwide and under international conventions, solely or jointly obtained, conceived, developed, or reduced to practice, or caused to be obtained, conceived or developed, or reduced to practice by the Contributor in the course of the Contributor's Engagement with the Corporation (the "Corporation IP") shall be disclosed in writing promptly by the Contributor to the Corporation, and shall be the sole and exclusive property of the Corporation, to the full extent applicable as a "work for hire".

4. To the extent that the Corporation IP is not already owned by the Corporation pursuant to any applicable laws, Contributor hereby confirms the assignment and transfer to the Corporation, without additional consideration, of all of his rights, titles and interests to the Corporation IP (except moral rights), (i) at the moment of its creation, development or conception or, to the extent such assignment and transfer cannot be made at the moment of its acquisition, creation, development or conception, will assign and transfer, and (ii) without any restrictions of any nature (the "Assignment").  The Corporation hereby confirms its acceptance of the Assignment.

5. The Contributor confirms the waiver of any and all moral rights he may have with respect to any Corporation IP, to the full extent permitted by applicable laws.

6. The Contributor acknowledges that all Corporation IP that the Contributor has provided or provides to or for the benefit of the Corporation, whether solely or jointly, was and shall be original and does not and will not violate any intellectual property right and does not and will not violate any confidential information belonging to a former employer or third party, nor any legal or contractual obligation that the Contributor has or may have had toward any former employer or any third party.

OBLIGATIONS REGARDING CONFIDENTIALITY

7. The Contributor acknowledges that the unauthorized disclosure of Confidential Information or its use for any purpose other than his Engagement could be detrimental to the Corporation and contrary to its legitimate interests and that such Confidential Information must be protected at all times.

8. The Contributor shall, both during and after the Contributor's Engagement with the Corporation, keep all Confidential Information confidential and shall not make available, use, disclose, broadcast, sell, transfer, give, publish or distribute any of it except for the purpose of carrying out authorized activities on behalf of the Corporation.  The Contributor may, however, disclose Confidential Information which is required to be disclosed by law, whether under an order of a court or government tribunal or other legal process, provided that Contributor informs the Corporation of such requirement in sufficient time to allow the Corporation to avoid such disclosure by the Contributor.  The Contributor shall ensure that its own employees and contributors are bound by covenants at least as protective of the Confidential Information as this Agreement.

9. Any document or work that the Contributor composed, produced or assembled and that contains Confidential Information (including, without limiting the generality of the foregoing, notes, excerpts, texts or references from which the nature or substance of the Confidential Information may be disclosed implicitly or otherwise) is deemed to be Confidential Information in accordance with the meaning of that term herein and shall be treated as such.

10. The Contributor shall return to the Corporation or destroy, as directed by the Corporation, Confidential Information and material pertaining to Corporation IP upon request by the Corporation at any time.  The Contributor shall certify, by way of affidavit or statutory declaration that all such Confidential Information and Corporation IP has been returned or destroyed, as applicable.

11. The Contributor covenants and agrees not to make and not have made any unauthorized use whatsoever of or to bring onto the Corporation's premises for the purpose of making any un authorized use whatsoever of any trade secrets, confidential information or intellectual property of any third party, including without limitation any trademarks, inventions, trade secrets or copyrighted materials, during the course of the Contributor's Engagement with the Corporation, except in conformity with Corporation policies and with the approval of the Corporation.  In the event Contributor incorporates or has incorporated into any of the Corporation's products, services or materials any confidential information or intellectual property owned or controlled by the Contributor that is not assigned pursuant to this Agreement, Contributor confirms having automatically granted or will automatically grant (or, as applicable, shall procure that the entity it controls grant) an irrevocable, royalty-free, fully paid-up, worldwide, non-exclusive, fully sublicenseable (through multiple tiers) license to use, reproduce, communicate, rent, distribute, perform, make derivative works, and make available such confidential information or intellectual property, for the complete term of protection granted by applicable laws, including any extensions thereof.

COOPERATION OBLIGATIONS

12. Contributor confirms his agreement to cooperate with the Corporation and its attorneys in the preparation of any patent, copyright or other intellectual property application for Corporation IP and, upon request, shall promptly sign all instruments and agreements and perform any action to:  (i) perfect the Assignment of Corporation IP to the Corporation, (ii) prosecute applications, including patent applications to secure protection for the Corporation IP, or (iii) to defend the rights of the Corporation in the Corporation IP, the whole at no cost to the Corporation.  The decision to file for patent, copyright or other intellectual property protection or to maintain Corporation IP as a trade secret shall be in the sole discretion of the Corporation and the Contributor shall be bound by such decision.

13. The Contributor confirms that he will, if requested from time to time by the Corporation, execute such further reasonable agreements as to confidentiality and proprietary rights as the Corporation, its customers or suppliers reasonably require to protect confidential information or intellectual property and confirm ownership of such subject matter, the whole at no cost to the Corporation.

MISCELLANEOUS

14. The Contributor confirms his undertaking to not violate any intellectual property or trade secrets of any third parties during the Engagement and to advise the Corporation of any such violation or allegation of a violation as soon as the Contributor has knowledge of such violation or allegation of a violation.

15. The Contributor confirms that he has not entered into, and the Contributor agrees that he will not enter into, any agreement either written or oral in conflict herewith.

16. The Contributor confirms that irreparable harm will be suffered by the Corporation in the event of the Contributor's breach or threatened breach of any of his or her obligations under this Agreement, and that the Corporation will be entitled to seek, in addition to any other rights and remedies that it may have at law or equity, a provisional, interlocutory or permanent injunction restraining the Contributor from engaging in or continuing any such breach hereof.  Any claims asserted by the Contributor against the Corporation shall not constitute a defense in any injunction action, application or motion brought against the Contributor by the Corporation.

17. This Agreement and any written amendment thereto, shall constitute the entire Agreement between the Parties and supersedes all other agreements, oral or written, concerning the subject matter hereof.

18. This Agreement may be assigned by the Corporation to a third party.

19. This Agreement is governed by the laws applicable in the Province of Quebec, excluding conflicts of laws rules, and the parties agree to the exclusive jurisdiction of the courts of in the City of Montreal for any claims arising out of this Agreement.

20. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deleted and the other provisions shall remain in effect.

IN WITNESS WHEREOF the Corporation and the Contributor have caused this Agreement to be executed on   12 June 2020     .

[NAME OF CONTRIBUTOR]

By:
Position (if applicable):

SAGEGUILD, LLC

By:	"Jeffrey M. Dunn"
Position: President

Description of technology:

GhostStep® is a compact, lightweight, selectively expendable electromagnetic transmitter that is able to mimic the EM footprint of small tactical units thereby presenting a sophisticated enemy with a more complex problem.  GhostStep® VI simultaneously emulates multiple waveforms organic to various ground units.  GhostStep® utilizes high TRL, off the shelf System on Chip technology in a patented configuration.  The decoy is programmable, contains a number of different unit profiles (in order to give the Commander options in the deception plan).  GhostStep® can incorporate Machine Learning in order to emulate actual unit behavior patterns and has been designed with modular external amplifier configurations for flexibility regarding minimum detectable signal, signal to noise ratio, and minimum unattended run-time calculations more accurately.

The technology includes any improvements or enhancements of the foregoing.  Patent applications:

Patent or Application No.	Country	Filing Date	Title and Inventor(s)
US16/116,914	US	30-Aug-2018 (Estimate)	Programmable Multi Waveform RF Generator for Use as Battlefield Decoy (Application not disclosed to the public)
US16/686,095	US	15-Nov-2019 (Estimate)	Programmable Multi-Waveform RF Generator for Use as Battlefield Decoy (Application not disclosed to the public)
US62/657,706	US	04/13/2018	Programmable Multi Waveform RF Generator for Use as Battlefield Decoy (Application not disclosed to the public)

U.S. patent applications serial 16/116,914 and 16/686,095 for a Programmable Multi-Waveform RF Generator for Use as Battlefield Decoy, claiming the benefit of application serial 62/657,706 filed on 04/13/2018, as well as any other patent applications claiming priority from the foregoing patent applications.

Description of GhostStep® as a Product

1.) Description of GhostStep® as a Product

GhostStep® is a compact, lightweight, selectively expendable Electromagnetic transmitter that is able to mimic the EM footprint of small tactical units thereby presenting a sophisticated enemy with a more complex problem.  GhostStep® VI simultaneously emulates multiple waveforms organic to various ground units.  GhostStep® utilizes high TRL, off the shelf System on Chip technology in a patented configuration.  The decoy is programable, contains a number of different unit profiles (in order to give the Commander options in the deception plan).  GS can incorporate Machine Learning in order to emulate actual unit behavior patterns and has been designed with modular external amplifier configurations for flexibility regarding minimum detectable signal, signal to noise ratio, and minimum unattended run-time calculations more accurately.

The GhostStep® design currently supports frequencies from the low kilowatt ranges all the way to 300GHz and beyond.  The decoy is capable of emitting multiple signals simultaneously (4-8 channels depending on configuration).

2.) How We Take it to Market

GhostStep® was funded in early development by the U.S. Army Research Laboratory but as it was a rapid project with an already patented configuration, the IP remained privately owned.  Subsequently the VI Prototype has made tremendously successful showings in live force-on-force exercises and has generated enthusiasm in U.S. DoD markets.  Currently there are several V2 projects under consideration by U.S. DoD.  Internationally, KWESST is utilizing its IP to generate a separate yet effective instantiation for the international market.

3.) What its Used For

GhostStep® presents an electromagnetic ghost image of a Command Post or Unit to enemy forces attempting to locate our forces with EM detectors.  Two decades of counterinsurgency have atrophied U.S. capabilities to survive near peer adversaries.  Electromagnetic decoys are not just clever tools for audacious, overly imaginative commanders - they will be essential to the survival of U.S. forces if ever confronted by a near-peer threat.  Because the electromagnetic spectrum is easily visible utilizing readily available COTS technology, it will prove catastrophic to present our adversaries with nothing but valid EM signatures.  GhostStep® is an inexpensive, electro-magnetic decoy that is simple to operate, contains advanced "system on chip" technology, is man-portable, and entirely programable.  It can simulate numerous signals simultaneously, generates 1 6Ghz instantaneous non-contiguous bandwidth, serve as a bent-pipe relay for one or more waveforms, and can be prepositioned for remote activation.  For survival on a near-peer battlefield, it is essential to draw enemy attention away from the main effort or dilute the enemy's resources (drones with cameras, jammers, rockets, and missiles).  We must delay and deceive.